Exhibit 12 - Opinion

THE LAW OFFICES OF

THOMAS C. COOK

ATTORNEY AND COUNSELOR AT LAW

1980 FESTIVAL PLAZA DRIVE, SUITE 530

LAS VEGAS, NEVADA 89135

(702) 524-9151

tccesq@aol.com

August 30, 2019

To: Board of Directors, AppSwarm Corp.

Re: Registration Statement on Form 1-A (the "Registration Statement")

Gentlemen:

You have requested our opinion as counsel for AppSwarm Corp., a Wyoming corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, pursuant to Regulation A, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 200,000,000 shares of common stock issuable in connection with the Company’s Offering Statement provided under Regulation A.

In that connection, we have examined the Company’s Offering Statement pursuant to Regulation A, and filed with the Securities and Exchange Commission on or about August 30, 2019 (the “Offering Circular”). We further have examined the Articles of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereinafter expressed.

Based on the foregoing, we are of the opinion that the issue and sale of the Company Shares to be sold pursuant to the terms of the Registration Statement as filed with the Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Offering Statement.

Sincerely,

/s/ Thomas C. Cook, Esq.

Thomas C. Cook, Esq.